UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2023 (August 3, 2023)

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37344	46-0539758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Tice Boulevard, Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01/share	PRTYQ*	*

* The registrant’s Common Stock began trading on the OTC Pink Open Market on February 14, 2023 under the symbol “PRTYQ.”

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Director or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2023, Mr. Todd Vogensen informed Party City Holdco Inc. (the “Company”) of his intent to resign from his role as Executive Vice-President & Chief Financial Officer of the Company (“CFO”), effective August 20, 2023.

In connection with Mr. Vogensen’s resignation, the Company and Mr. Vogensen have entered into a Separation and Consulting and Release Agreement (the “Separation Agreement”), which is subject to Bankruptcy Court approval.  The Separation Agreement includes Mr. Vogensen’s delivery of a full waiver and release of claims in favor of the Company, and also includes his agreement to certain restrictive covenants relating to non-solicitation, non-disparagement and cooperation. Mr. Vogensen also remains bound by the prior restrictive covenant obligations under his employment agreement with the Company and Mr. Vogensen, dated January 6, 2020, which has been terminated effective as of the date of his resignation.

Pursuant to the Separation Agreement, Mr. Vogensen has agreed to provide certain consulting and advisory services to the Company (including with respect to the transition of his duties to any permanent or interim chief financial officer) through the first anniversary of his resignation date, in exchange for a payment of $55,000 per month.  After five months, the consulting services may be terminated by the Company on 30 days’ notice.  In connection with the consultancy, Mr. Vogensen has agreed to restrictive covenants relating to non-solicitation of employees and non-interference with customers for months following the end of the consulting period.

Further, on August 4, 2023, the Company announced that Mr. Jeremy Aguilar, age 48, will be joining the Company as Interim Chief Financial Officer, effective August 21, 2023, subject to Bankruptcy Court approval.

Mr. Aguilar previously served in various senior finance roles, including as Chief Financial Officer, over the course of an almost 30-year career, most recently at Bob’s Discount Furniture, The Sports Authority, and HHGregg. Earlier in his career, Aguilar worked at KPMG LLP. He holds a BS in Accounting and Computer Information Systems from Indiana University.

In connection with his at-will appointment as Interim Chief Financial Officer, Mr. Aguilar has entered into an Offer Letter with the Company, dated August 3, 2023 (the “Offer Letter”), whereby he will receive an initial annual base salary of $600,000 and is eligible for an annual bonus target of 80% of his base salary. Upon the Company’s emergence from Chapter 11, he is also entitled to participate in any applicable Company equity programs and will receive benefits consistent with other senior executives of the Company. Additionally, he is entitled to a one-time cash payment equal to six-months base salary, in the event he is not, on or before the six-month anniversary of his start date, sent written notice of the Company’s intent to promote him to the role of Chief Financial Officer, subject to his continuous employment with the Company through such six-month anniversary.

The foregoing summary of the Offer Letter is qualified in its entirety by the copy of such agreement filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Mr. Aguilar has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Aguilar had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

10.1	Offer Letter, dated as of August 3, 2023, between the Company and Mr. Aguilar.
104	Exhibit 104 Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDCO INC.

Date: August 4, 2023	By:	/s/ Ian Heller
Ian Heller
Senior Vice-President & General Counsel